UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                          (Amendment No.___________)*


                             Arlington Tankers Ltd.
                             ----------------------
                                (Name of Issuer)


                    Common Shares, Par Value $0.01 Per Share
                    ----------------------------------------
                         (Title of Class of Securities)


                                   G04899103
                                 --------------
                                 (CUSIP Number)


                               November 10, 2004
               --------------------------------------------------
               (Date of Event Which Requires Filing of Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
CUSIP No. G04899103                   13G                     Page 2 of 24 Pages
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Stena (Switzerland) AG
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     [X] (a)
     [ ] (b)
--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION
     Switzerland
--------------------------------------------------------------------------------
                             5   SOLE VOTING POWER
 NUMBER OF                       -0-
  SHARES                    ----------------------------------------------------
BENEFICIALLY                 6   SHARED VOTING POWER
 OWNED BY                        690,421
   EACH                     ----------------------------------------------------
 REPORTING                   7   SOLE DISPOSITIVE POWER
  PERSON                         -0-
   WITH                     ----------------------------------------------------
                             8   SHARED DISPOSITIVE POWER
                                 690,421
                            ----------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     690,421
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     4.5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. G04899103                   13G                     Page 3 of 24 Pages
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     CM V-Max I Limited
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     [X] (a)
     [ ] (b)
--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION
     Bermuda
--------------------------------------------------------------------------------
                             5   SOLE VOTING POWER
 NUMBER OF                       -0-
  SHARES                    ----------------------------------------------------
BENEFICIALLY                 6   SHARED VOTING POWER
 OWNED BY                        767,392
   EACH                     ----------------------------------------------------
 REPORTING                   7   SOLE DISPOSITIVE POWER
  PERSON                         -0-
   WITH                     ----------------------------------------------------
                             8   SHARED DISPOSITIVE POWER
                                 767,392
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     767,392
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     5.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. G04899103                   13G                     Page 4 of 24 Pages
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     CM V-Max II Limited
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     [X] (a)
     [ ] (b)
--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION
     Bermuda
--------------------------------------------------------------------------------
                             5   SOLE VOTING POWER
 NUMBER OF                       -0-
  SHARES                    ----------------------------------------------------
BENEFICIALLY                 6   SHARED VOTING POWER
 OWNED BY                        767,392
   EACH                     ----------------------------------------------------
 REPORTING                   7   SOLE DISPOSITIVE POWER
  PERSON                         -0-
   WITH                     ----------------------------------------------------
                             8   SHARED DISPOSITIVE POWER
                                 767,392
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     767,392
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     5.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. G04899103                   13G                     Page 5 of 24 Pages
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Stena AB
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     [X] (a)
     [ ] (b)
--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION
     Bermuda
--------------------------------------------------------------------------------
                             5   SOLE VOTING POWER
 NUMBER OF                       -0-
  SHARES                    ----------------------------------------------------
BENEFICIALLY                 6   SHARED VOTING POWER
 OWNED BY                        690,421
   EACH                     ----------------------------------------------------
 REPORTING                   7   SOLE DISPOSITIVE POWER
  PERSON                         -0-
   WITH                     ----------------------------------------------------
                             8   SHARED DISPOSITIVE POWER
                                 690,421
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     690,421
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     4.5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. G04899103                   13G                     Page 6 of 24 Pages
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Concordia Maritime AB
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     [X] (a)
     [ ] (b)
--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION
     Sweden
--------------------------------------------------------------------------------
                             5   SOLE VOTING POWER
 NUMBER OF                       -0-
  SHARES                    ----------------------------------------------------
BENEFICIALLY                 6   SHARED VOTING POWER
 OWNED BY                        1,534,784
   EACH                     ----------------------------------------------------
 REPORTING                   7   SOLE DISPOSITIVE POWER
  PERSON                         -0-
   WITH                     ----------------------------------------------------
                             8   SHARED DISPOSITIVE POWER
                                 1,534,784
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,534,784
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     10.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. G04899103                   13G                     Page 7 of 24 Pages
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Stena Sessan AB
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     [X] (a)
     [ ] (b)
--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION
     Sweden
--------------------------------------------------------------------------------
                             5   SOLE VOTING POWER
 NUMBER OF                       -0-
  SHARES                    ----------------------------------------------------
BENEFICIALLY                 6   SHARED VOTING POWER
 OWNED BY                        1,534,784
   EACH                     ----------------------------------------------------
 REPORTING                   7   SOLE DISPOSITIVE POWER
  PERSON                         -0-
   WITH                     ----------------------------------------------------
                             8   SHARED DISPOSITIVE POWER
                                 1,534,784
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,534,784
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     10.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. G04899103                   13G                     Page 8 of 24 Pages
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Dan Sten Olsson
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     [X] (a)
     [ ] (b)
--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION
     Sweden
--------------------------------------------------------------------------------
                             5   SOLE VOTING POWER
 NUMBER OF                       -0-
  SHARES                    ----------------------------------------------------
BENEFICIALLY                 6   SHARED VOTING POWER
 OWNED BY                        2,225,205
   EACH                     ----------------------------------------------------
 REPORTING                   7   SOLE DISPOSITIVE POWER
  PERSON                         -0-
   WITH                     ----------------------------------------------------
                             8   SHARED DISPOSITIVE POWER
                                 2,225,205
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,225,205
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     14.5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. G04899103                   13G                     Page 9 of 24 Pages
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Madeleine Olsson Eriksson
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     [X] (a)
     [ ] (b)
--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION
     Sweden
--------------------------------------------------------------------------------
                             5   SOLE VOTING POWER
 NUMBER OF                       -0-
  SHARES                    ----------------------------------------------------
BENEFICIALLY                 6   SHARED VOTING POWER
 OWNED BY                        1,534,784
   EACH                     ----------------------------------------------------
 REPORTING                   7   SOLE DISPOSITIVE POWER
  PERSON                         -0-
   WITH                     ----------------------------------------------------
                             8   SHARED DISPOSITIVE POWER
                                 1,534,784
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,534,784
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     10.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. G04899103                   13G                    Page 10 of 24 Pages
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Stefan Sten Olsson
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     [X] (a)
     [ ] (b)
--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION
     Sweden
--------------------------------------------------------------------------------
                             5   SOLE VOTING POWER
 NUMBER OF                       -0-
  SHARES                    ----------------------------------------------------
BENEFICIALLY                 6   SHARED VOTING POWER
 OWNED BY                        1,534,784
   EACH                     ----------------------------------------------------
 REPORTING                   7   SOLE DISPOSITIVE POWER
  PERSON                         -0-
   WITH                     ----------------------------------------------------
                             8   SHARED DISPOSITIVE POWER
                                 1,534,784
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,534,784
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     10.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. G04899103                   13G                    Page 11 of 24 Pages
--------------------------------------------------------------------------------

Item 1(a).  Name of Issuer.

            Arlington Tankers Ltd. (the "Issuer")

Item 1(b).  Address of Issuer's Principal Executive Offices.

            First Floor, The Hayward Building
            22 Bermudiana Road
            Hamilton, HM 11
            Bermuda

Item 2(a).  Name of Person Filing.

            This Schedule 13G is being filed by:

            (i) Stena (Switzerland) AG ("Stena Switzerland"), a Swiss company and an indirect wholly-owned subsidiary of Stena AB, with respect to the Shares (as defined in Item 2(d) below) held by it;

            (ii) CM V-Max I Limited ("V-Max I"), a Bermuda company and an indirect wholly-owned subsidiary of Concordia Maritime AB, with respect to the Shares held by it;

            (iii) CM V-Max II Limited ("V-Max II"), a Bermuda company and an indirect wholly-owned subsidiary of Concordia Maritime AB, with respect to the Shares held by it;

            (iv) Stena AB ("Stena"), a Swedish company, 51% of the outstanding capital stock of which is beneficially owned by Dan Sten Olsson and the remaining 49% of the outstanding capital stock of which is beneficially owned Madeleine Olsson Eriksson (24.5%) and Stefan Sten Olsson (24.5%), with respect to the Shares held by Stena Switzerland;

            (v) Concordia Maritime AB ("Concordia"), a Swedish company, approximately 52% of the outstanding capital stock (representing approximately 73% of the voting rights) of which is indirectly held by Stena Sessan AB and the remaining 49% of the outstanding capital stock of which is publicly traded on the Stockholm Stock Exchange, with respect to the Shares held by V-Max I and V-Max II;

            (vi) Stena Sessan AB ("Stena Sessan"), a Swedish company, 33.33% of the outstanding capital stock of which is beneficially owned by Stefan Sten Olsson, 16.66% of the outstanding capital stock of which is beneficially owned by Dan Sten Olsson, 16.66% of the outstanding capital stock of which is beneficially owned by Madeleine Olsson Eriksson and the remaining 33.33% of the outstanding capital stock of which is beneficially owned equally by children of Dan Sten

--------------------------------------------------------------------------------
CUSIP No. G04899103                   13G                    Page 12 of 24 Pages
--------------------------------------------------------------------------------

                    Olsson and Madeleine Olsson Eriksson, with respect to the Shares held by V-Max I and V-Max II;

            (vii) Dan Sten Olsson, a Swedish citizen and the brother of Madeleine Olsson Eriksson and Stefan Sten Olsson, with respect to the Shares held by Stena Switzerland, V-Max I and V-Max II;

            (viii) Madeleine Olsson Eriksson, a Swedish citizen and the sister of Dan Sten Olsson and Stefan Sten Olsson, with respect to the Shares held by V-Max I and V-Max II; and

            (xi) Stefan Sten Olsson, a Swedish citizen and the brother of Dan Sten Olsson and Madeleine Olsson Eriksson, with respect to the Shares held by V-Max I and V-Max II.

            Stena Switzerland, V-Max I, V-Max II, Stena, Concordia, Stena Sessan, Dan Sten Olsson, Madeleine Olsson Eriksson and Stefan Sten Olsson are sometimes collectively referred to herein as the "Reporting Persons."

            The Shares held by Stena Switzerland, V-Max I and V-Max II were acquired as part of the consideration for the sale of vessels to the Issuer by subsidiaries of Stena and Concordia in connection with the Issuer's initial public offering.

Item 2(b).  Address of Principal Business Office or, if None, Residence.

            The address of the business office of each of Dan Sten Olsson, Madeleine Olsson Eriksson, Stefan Sten Olsson, Stena, Stena Sessan and Concordia is Masthuggskajen, SE-405 19 Gothenburg, Sweden. The address of the business office of each of Stena Switzerland is Bahnhofplatz, CH-6300 Zug, Switzerland. The address of the business office of each of V-Max I and V-Max II is c/o Codan Services Limited, Clarendon House, 2 Church Street, P.O. Box HM 666, Hamilton HM CX, Bermuda.

Item 2(c).  Citizenship.

            Each of Dan Sten Olsson, Madeleine Olsson Eriksson and Stefan Sten Olsson is a Swedish citizen. Each of Stena, Stena Sessan and Concordia is organized under the laws of Sweden. Stena Switzerland is organized under the laws of Switzerland. Each of V-Max I and V-Max II is organized under the laws of Bermuda.

Item 2(d).  Title of Class of Securities.

            Common Shares, par value $0.01 per share ("Shares").

Item 2(e).  CUSIP Number.

            G04899103.

--------------------------------------------------------------------------------
CUSIP No. G04899103                   13G                    Page 13 of 24 Pages
--------------------------------------------------------------------------------

Item 3.

            Not applicable.

Item 4.     Ownership.

            (a) Amount beneficially owned: See Item 9 of the attached cover pages.

            (b)  Percent of class:
                 See Item 11 of the attached cover pages.

            (c)  Number of shares as to which such person has:

                 (i) Sole power to vote or direct the vote: See Item 5 of the attached cover pages.

                 (ii) Shared power to vote or direct the vote: See Item 6 of the attached cover pages.

                 (iii)  Sole power to dispose or to direct the disposition: See
                        Item 7 of the attached cover pages.

                 (iv)   Shared power to dispose or to direct the disposition:
                        See Item 8 of the attached cover pages.

Item 5.     Ownership of Five Percent or Less of a Class.

            Not applicable.


Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

            Not applicable.

--------------------------------------------------------------------------------
CUSIP No. G04899103                   13G                    Page 14 of 24 Pages
--------------------------------------------------------------------------------

Item 8.  Identification and Classification of Members of the Group.

            See Item 2.

Item 9.  Notice of Dissolution of Group.

            Not applicable.

Item 10.  Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 7, 2005

                                                 STENA (SWITZERLAND) AG


                                                 By: /s/ Jan Larsson
                                                     ---------------------------
                                                     Name:  Jan Larsson
                                                     Title: Managing Director


                                                 By: /s/ Barbara Oeuvray
                                                     ---------------------------
                                                     Name:  Barbara Oeuvray
                                                     Title: Financial Controller

                                   SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 7, 2005

                                                 CM V-MAX I LIMITED


                                                 By: /s/ C.J. Lymbery
                                                     ---------------------------
                                                     Name:  C.J. Lymbery
                                                     Title: Secretary


                                                 CM V-MAX II LIMITED


                                                 By: /s/ C.J. Lymbery
                                                     ---------------------------
                                                     Name:  C.J. Lymbery
                                                     Title: Secretary

                                   SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 7, 2005

                                                 STENA AB


                                                 By: /s/ Dan Sten Olsson
                                                     ---------------------------
                                                     Name:  Dan Sten Olsson
                                                     Title: Managing Director

                                   SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 7, 2005

                                                 CONCORDIA MARITIME AB


                                                 By: /s/ Hans Noren
                                                     ---------------------------
                                                     Name:  Hans Noren
                                                     Title: President

                                   SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 7, 2005

                                                 STENA SESSAN AB


                                                 By: /s/ Bert Ake Eriksson
                                                     ---------------------------
                                                     Name:  Bert Ake Eriksson
                                                     Title: Managing Director

                                   SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 7, 2005


                                                 /s/  Dan Sten Olsson
                                                 -------------------------------
                                                 Dan Sten Olsson

                                   SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 7, 2005


                                                 /s/ Madeleine Olsson Eriksson
                                                 -------------------------------
                                                 Madeleine Olsson Eriksson

                                   SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 7, 2005


                                                 /s/ Stefan Sten Olsson
                                                 -------------------------------
                                                 Stefan Sten Olsson

                                   EXHIBIT 1

                                JOINT STATEMENT
                           PURSUANT TO RULE 13d-1(k)


            The undersigned acknowledge and agree that the foregoing statement on Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated: February 7, 2005

                                                 STENA (SWITZERLAND) AG


                                                 By: /s/ Jan Larsson
                                                     ---------------------------
                                                     Name:  Jan Larsson
                                                     Title: Managing Director


                                                 By: /s/ Barbara Oeuvray
                                                     ---------------------------
                                                     Name:  Barbara Oeuvray
                                                     Title: Financial Controller


                                                 CM V-MAX I LIMITED


                                                 By: /s/ C.J. Lymbery
                                                     ---------------------------
                                                     Name:  C.J. Lymbery
                                                     Title: Secretary


                                                 CM V-MAX II LIMITED


                                                 By: /s/ C.J. Lymbery
                                                     ---------------------------
                                                     Name:  C.J. Lymbery
                                                     Title: Secretary

                                                 STENA AB


                                                 By: /s/ Dan Sten Olsson
                                                     ---------------------------
                                                     Name:  Dan Sten Olsson
                                                     Title: Managing Director


                                                 CONCORDIA MARITIME AB


                                                 By: /s/ Hans Noren
                                                     ---------------------------
                                                     Name:  Hans Noren
                                                     Title: President


                                                 STENA SESSAN AB


                                                 By: /s/ Bert Ake Eriksson
                                                     ---------------------------
                                                     Name:  Bert Ake Eriksson
                                                     Title: Managing Director



                                                 /s/  Dan Sten Olsson
                                                 -------------------------------
                                                 Dan Sten Olsson



                                                 /s/ Madeleine Olsson Eriksson
                                                 -------------------------------
                                                 Madeleine Olsson Eriksson



                                                 /s/  Dan Sten Olsson
                                                 -------------------------------
                                                 Dan Sten Olsson